Exhibit 99.1

Jones Soda Co. Reports Fiscal 2015 First Quarter Results

Third Consecutive Quarter of Case Sale Growth

SEATTLE--(BUSINESS WIRE)--May 7, 2015--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the first quarter ended March 31, 2015.

For the first quarter of 2015, the Company reported revenue of $2.9 million, compared to the prior year’s first quarter revenue of $2.9 million. Net loss for the first quarter of 2015 improved to $278,000 or $(0.01) per share, compared to a net loss of $539,000 or $(0.01) per share, for the first quarter of 2014.

“We remain on target with our growth strategy. We achieved 6% case sale growth, which is our third consecutive quarter of sales growth over the prior comparable periods. This is a great start to the new year. With 23% of our business being generated in Canada, our revenue for the quarter was impacted by the weakening of the Canadian-U.S. exchange rate. Had the exchange rate for the Canadian dollar remained consistent with the prior year first quarter, we estimate that we would have recognized a 3% increase in net revenue. We are excited for the various initiatives we have in the works as we head into our peak season,” stated Jennifer Cue, CEO of Jones Soda Co.

First Quarter Review - Comparison of Quarters Ended March 31, 2015 and 2014

  Revenue remained relatively flat at $2.9 million compared to last year.
  Gross margin increased to 25.6% of revenue, compared to 24.0% last year.
  Operating expenses decreased by $232,000, or 19.3%, to $971,000, compared to $1.2 million last year.
  Net loss improved to $278,000 or $(0.01) per share, compared to a net loss of $539,000 or $ (0.01) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended March 31, 2015 on its scheduled conference call today, May 7, 2015 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2664 (confirmation code: 8151881). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 8151881) through May 14, 2015, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch® and Jones Stripped™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories and 8 grams of sugar. Jones Soda is sold through traditional beverage retailers and in many retailers you would not expect to find carbonated beverages across North America. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2015; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 25, 2015. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2015	2014
	(In thousands, except share data)
Revenue	$2,893	$2,890
Cost of goods sold	2,151	2,197
Gross profit	742	693
Gross profit %	25.6%	24.0%

Operating expenses:
Selling and marketing	432	498
General and administrative	539	705
	971	1,203
Loss from operations	(229)	(510)
Other expense, net	(43)	(11)
Loss before income taxes	(272)	(521)
Income tax expense, net	(6)	(18)
Net loss	$(278)	$(539)

Net loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted average basic and diluted common shares outstanding	40,972,394	38,710,416

	Three months ended March 31,
Case sale data (288-ounce equivalent)	2015	2014
Finished product cases	225,000	213,000

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$476	$857
Accounts receivable, net of allowance of $32 and $49	1,969	1,237
Inventory	2,601	2,603
Prepaid expenses and other current assets	153	121
Total current assets	5,199	4,818
Fixed assets, net of accumulated depreciation of $892 and $1,399	31	25
Other assets	21	31
Total assets	$5,251	$4,874
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,844	$1,375
Accrued expenses	695	814
Line of Credit	248	—
Taxes payable	11	23
Other current liabilities	9	38
Total current liabilities	2,807	2,250
Long-term liabilities — other	12	2
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 40,972,394 shares, respectively	53,650	53,650
Additional paid-in capital	8,274	8,234
Accumulated other comprehensive income	343	295
Accumulated deficit	(59,835)	(59,557)
Total shareholders’ equity	2,432	2,622
Total liabilities and shareholders’ equity	$5,251	$4,874

CONTACT:
Jones Soda Co.
Mark Miyata, 206-624-3357
Vice President of Finance
mmiyata@jonessoda.com